Exhibit 99.1

Elite Pharmaceuticals, Inc. Reports Financial Results for the Fiscal Year Ended March 31, 2025

and Provides Conference Call Information

Conference Call Scheduled for Tuesday, July 1 at 11:30 AM EDT

Northvale, NJ – June 30, 2025: Elite Pharmaceuticals, Inc. (“Elite” or the “Company”) (OTCBB: ELTP), a specialty pharmaceutical company developing niche generic products, announced results for the fiscal year ended March 31, 2025 (“Fiscal 2025”).

Consolidated revenues for Fiscal 2025 were $84.0 million, an increase of $27.4 million or approximately 48% as compared to the comparable period of the prior fiscal year. Operating profits were $19.6 million, an increase of $8.8 million or approximately 81% from the comparable period of the prior year. The increase in operating profits was primarily attributed to sales from Elite’s lisdexamfetamine products launched during Fiscal 2025 and strong growth in the Elite label product lines initially launched during the prior fiscal year.

Conference Call Information

Elite’s management will host a conference call to discuss the year-end 2024 financial results and provide an update on recent business developments. Stockholder questions should be submitted to the company in advance of the call.

Date:	July 1, 2025
Time:	11:30 AM EDT
Dial-in numbers:	1-800-346-7359 (domestic) 1-973-528-0008 (international)
Conference number:	98840
Questions:	dianne@elitepharma.com Financial questions by 7:00 PM EDT on Monday, June 30, 2025
Audio Replay:	https://elite.irpass.com/events_presentations

The financial statements can be viewed for Elite’s Fiscal Year 2025 on Form 10-K here.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and distributes niche generic products. Elite specializes in developing, manufacturing, and distributing oral, controlled-release drug products. Elite owns multiple generic products, which it distributes nationally under the Elite Laboratories, Inc. label. Elite also has products licensed to TAGI Pharma. Elite operates a cGMP and DEA-registered research, development, and manufacturing facility in Northvale, NJ. For more information, visit www.elitepharma.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release. Readers are cautioned that such forward-looking statements involve, without limitation, risks, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements. These forward-looking statements may include statements regarding the expected timing of approval, if at all, of products by the FDA, and the actions the FDA may require of Elite in order to obtain such approvals. These forward-looking statements are not guarantees of future action or performance. These risks and other factors are discussed, without limitation, in Elite’s filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q, and 8-K. Elite is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com